UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE TO
Amendment No. 2
(Rule 14d-100)
TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
OF THE SECURITIES EXCHANGE ACT Of 1934
ASPECT MEDICAL SYSTEMS, INC.
(Name of Subject Company (Issuer) and Filing Person (Issuer))
Options to Purchase Common Stock, $0.01 Par Value Per Share
(Title of Class of Securities)
045235108
(CUSIP Number of Common Stock Underlying Class of Securities)
Nassib G. Chamoun
President and Chief Executive Officer
Aspect Medical Systems, Inc.
One Upland Road
Norwood, Massachusetts 02062-1546
(617) 559-7000
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications on Behalf of Filing Person)
Copy to:
Susan W. Murley, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
(617) 526-6000
CALCULATION OF REGISTRATION FEE

Transaction Valuation*	Amount of Filing Fee**
$1,177,555	$66.00

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all options to purchase shares of the issuer’s common stock that may be eligible for exchange in the offer will be tendered pursuant to this offer. These options cover an aggregate of 1,147,325 shares of the issuer’s common stock and have an aggregate value of $1,177,555 as of June 5, 2009, calculated based on a Black—Scholes option pricing model.

**	The amount of the filing fee, calculated in accordance with Section 13(e) of the Exchange Act, equals $55.80 per million dollars of the transaction valuation. The transaction valuation set forth above was estimated solely for the purpose of calculating the filing fee.

☑	Check the box if any part of the fee is offset as provided by Rule 0—11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $66.00	Filing Party: Aspect Medical Systems, Inc.

Form or Registration No.: 005-59557	Date Filed: June 8, 2009
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
☐	third party tender offer subject to Rule 14d-1.

☑	issuer tender offer subject to Rule 13e-4.

☐	going-private transaction subject to Rule 13e-3.

☐	amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

Item 12. Exhibits.
SIGNATURE
Index to Exhibits
Ex-99.1(a)(1)(A)
Ex-99.(a)(1)(R) E-mail regarding Updated Hypothetical Exchange Ratios, dated July 7, 2009
Ex-99.(a)(1)(S) Screen Shot of Intranet Page Displaying Updtated Hypothetical Exchange Ratios, dated July 7, 2009

EXPLANATORY NOTE
     This Amendment No. 2 to Tender Offer Statement on Schedule TO (the “Amendment”) amends and supplements the Tender Offer Statement on Schedule TO filed on June 8, 2009 as amended and supplemented by Amendment No. 1 thereto filed on June 26, 2009 (collectively, the “Schedule TO”) by Aspect Medical Systems, Inc., a Delaware corporation (the “Company”), pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, in connection with the Company’s exchange offer (the “Exchange Offer”) to eligible employees who hold stock options to exchange (1) some or all of their outstanding eligible stock options, granted under the Company’s 1998 Stock Incentive Plan, as amended, or its 2001 Stock Incentive Plan, as amended (the “2001 Plan”), to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with a per share exercise price (a) equal to or greater than $15.00 and (b) greater than the closing price of the Company’s Common Stock on the Nasdaq Global Market on the expiration date of the Exchange Offer (the “Eligible Options”) for (2) new stock options to be granted under the Company’s 2001 Plan. This offer is being made upon the terms and subject to the conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 8, 2009, as amended on June 26, 2009 and July 7, 2009 (the “Offer to Exchange”) and in the related Election Form.
     This Amendment is made to restate Item 12 (Exhibits) in its entirety, to amend Exhibit (a)(1)(A) and to file Exhibits (a)(1)(R) and (S) to the Schedule TO. The information in the Schedule TO, including all schedules and annexes to the Schedule TO, which were previously filed with the Schedule TO on June 8, 2009 and June 26, 2009, is incorporated herein by reference to answer the items required in this Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided in this Amendment. Except as specifically set forth herein, this Amendment does not modify any of the information previously reported on the Schedule TO.
Item 12. Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 8, 2009, as amended on June 26, 2009 and July 7, 2009

(a)(1)(B)*	Form of E-Mail Announcement of the Exchange Offer

(a)(1)(C)*	Election Form, as amended on June 26, 2009

(a)(1)(D)*	Notice of Withdrawal, as amended on June 26, 2009

(a)(1)(E)*	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form, as amended on June 26, 2009

(a)(1)(F)*	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal, as amended on June 26, 2009

(a)(1)(G)*	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer, as amended on June 26, 2009

(a)(1)(H)*	Form of Communication to Eligible Optionholders Rejecting the Election Form Under the Exchange Offer, as amended on June 26, 2009

(a)(1)(I)*	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer, as amended on June 26, 2009

(a)(1)(J)*	Form of Reminder E-Mail to Eligible Optionholders, as amended on June 26, 2009

(a)(1)(K)*	Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 6, 2009 (File No. 000-24663) is incorporated herein by reference

(a)(1)(L)*	Quarterly Report on Form 10-Q for the quarter ended April 4, 2009 filed on May 14, 2009 (File No. 000-24663) is incorporated herein by reference

Exhibit No.	Description

(a)(1)(M)*	Definitive Proxy Statement on Schedule 14A filed on April 30, 2009 is incorporated herein by reference

(a)(1)(N)*	Communication to Employees from Nassib G. Chamoun, dated April 20, 2009, filed as Exhibit 99.1 to the Company’s Schedule TO-C filed on April 20, 2009 is incorporated herein by reference

(a)(1)(O)*	E-mail Regarding Circulation of Amended Offer to Exchange, Election Form and Notice of Withdrawal, dated June 26, 2009

(a)(1)(P)*	Illustrative Calculator to Calculate Number of Shares Underlying New Options

(a)(1)(Q)*	Form of E-mail Regarding Actual Exchange Ratios

(a)(1)(R)	E-mail Regarding Updated Hypothetical Exchange Ratios, dated July 7, 2009

(a)(1)(S)	Screen Shot of Intranet Page Displaying Updated Hypothetical Exchange Ratios, dated July 7, 2009

(b)	Not applicable

(d)(1)	Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2005

(d)(2)	Form of Nonstatutory Stock Option Agreement Granted Under the Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 1, 2005

(d)(3)	Form of Restricted Stock Agreement Granted Under the Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2005

(d)(4)	Form of Restricted Stock Agreement Granted Under the Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 22, 2006

(d)(5)	2001 Stock Incentive Plan, as amended is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 22, 2008

(d)(6)	Form of Incentive Stock Option Agreement Granted Under 2001 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed on March 15, 2005

(d)(7)	Form of Restricted Stock Agreement Granted Under 2001 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 30, 2005

(d)(8)*	1998 Stock Incentive Plan, as amended

(d)(9)	Key Employee Change in Control Severance Benefits Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 24, 2008

(d)(10)	Severance Agreement and General Release, dated January 5, 2009, by and between the Company and Michael Falvey is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 12, 2009

(d)(11)	Registration Rights Agreement, dated June 20, 2007, by and between the Company and Goldman, Sachs & Co. is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 21, 2007

Exhibit No.	Description

(d)(12)	Indenture, dated June 20, 2007, by and between the Company and U.S. Bank National Association, as Trustee, is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 21, 2007

(d)(13)	Form of 2.50% Convertible Senior Note due 2014 is incorporated herein by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 filed on August 29, 2007 (File No. 333-145779)

(d)(14)	Settlement Agreement, dated April 8, 2009, by and among the Company, First Manhattan Co., First BioMed Management Associates, LLC and First BioMed, L.P. is incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 9, 2009

(g)	Not applicable

(h)	Not applicable

*	Previously filed as Exhibits to the Company’s Schedule TO

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ASPECT MEDICAL SYSTEMS, INC.
By:	/s/ J. Neal Armstrong
	Name:	J. Neal Armstrong
	Title:	Vice President and Chief Financial Officer

Date: July 7, 2009

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 8, 2009, as amended on June 26, 2009 and July 7, 2009

(a)(1)(B)*	Form of E-Mail Announcement of the Exchange Offer

(a)(1)(C)*	Election Form, as amended on June 26, 2009

(a)(1)(D)*	Notice of Withdrawal, as amended on June 26, 2009

(a)(1)(E)*	Form of Communication to Eligible Optionholders Participating in the Exchange Offer Confirming Receipt of Election Form, as amended on June 26, 2009

(a)(1)(F)*	Form of Communication to Eligible Optionholders Confirming Receipt of Notice of Withdrawal, as amended on June 26, 2009

(a)(1)(G)*	Form of Confirmation Letter to Eligible Optionholders Participating in the Exchange Offer, as amended on June 26, 2009

(a)(1)(H)*	Form of Communication to Eligible Optionholders Rejecting the Election Form Under the Exchange Offer, as amended on June 26, 2009

(a)(1)(I)*	Form of Communication to Eligible Optionholders Rejecting the Notice of Withdrawal under the Exchange Offer, as amended on June 26, 2009

(a)(1)(J)*	Form of Reminder E-Mail to Eligible Optionholders, as amended on June 26, 2009

(a)(1)(K)*	Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 6, 2009 (File No. 000-24663) is incorporated herein by reference

(a)(1)(L)*	Quarterly Report on Form 10-Q for the quarter ended April 4, 2009 filed on May 14, 2009 (File No. 000-24663) is incorporated herein by reference

(a)(1)(M)*	Definitive Proxy Statement on Schedule 14A filed on April 30, 2009 is incorporated herein by reference

(a)(1)(N)*	Communication to Employees from Nassib G. Chamoun, dated April 20, 2009, filed as Exhibit 99.1 to the Company’s Schedule TO-C filed on April 20, 2009 is incorporated herein by reference

(a)(1)(O)*	E-mail Regarding Circulation of Amended Offer to Exchange, Election Form and Notice of Withdrawal, dated June 26, 2009

(a)(1)(P)*	Illustrative Calculator to Calculate Number of Shares Underlying New Options

(a)(1)(Q)*	Form of E-mail Regarding Actual Exchange Ratios

(a)(1)(R)	E-mail Regarding Updated Hypothetical Exchange Ratios, dated July 7, 2009

(a)(1)(S)	Screen Shot of Intranet Page Displaying Updated Hypothetical Exchange Ratios, dated July 7, 2009

(b)	Not applicable

Exhibit No.	Description

(d)(1)	Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2005

(d)(2)	Form of Nonstatutory Stock Option Agreement Granted Under the Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 1, 2005

(d)(3)	Form of Restricted Stock Agreement Granted Under the Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 1, 2005

(d)(4)	Form of Restricted Stock Agreement Granted Under the Amended and Restated 1998 Director Equity Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on February 22, 2006

(d)(5)	2001 Stock Incentive Plan, as amended is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 22, 2008

(d)(6)	Form of Incentive Stock Option Agreement Granted Under 2001 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.39 to the Company’s Annual Report on Form 10-K filed on March 15, 2005

(d)(7)	Form of Restricted Stock Agreement Granted Under 2001 Stock Incentive Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 30, 2005

(d)(8)*	1998 Stock Incentive Plan, as amended

(d)(9)	Key Employee Change in Control Severance Benefits Plan is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 24, 2008

(d)(10)	Severance Agreement and General Release, dated January 5, 2009, by and between the Company and Michael Falvey is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 12, 2009

(d)(11)	Registration Rights Agreement, dated June 20, 2007, by and between the Company and Goldman, Sachs & Co. is incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 21, 2007

(d)(12)	Indenture, dated June 20, 2007, by and between the Company and U.S. Bank National Association, as Trustee, is incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 21, 2007

(d)(13)	Form of 2.50% Convertible Senior Note due 2014 is incorporated herein by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 filed on August 29, 2007 (File No. 333-145779)

(d)(14)	Settlement Agreement, dated April 8, 2009, by and among the Company, First Manhattan Co., First BioMed Management Associates, LLC and First BioMed, L.P. is incorporated herein by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on April 9, 2009

(g)	Not applicable

(h)	Not applicable

*	Previously filed as Exhibits to the Company’s Schedule TO